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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                     DUKE ENERGY FIELD SERVICES CORPORATION


                  The name of the corporation is "Duke Energy Field Services Corporation" (the "Corporation").

                  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 8, 1999, under the name "DEFS Holding Corp."

                  This Amended and Restated Certificate of Incorporation has been declared advisable by the board of directors of the Corporation (the "Board"), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

                  The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                    ARTICLE I
                                      NAME

                         The name of the Corporation is:
                     Duke Energy Field Services Corporation.

                                   ARTICLE II
                                REGISTERED AGENT

                  The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                                     PURPOSE

                  The purposes of the Corporation are to engage in the midstream gas gathering, processing, transportation and marketing business in the United States and Canada, the marketing of natural gas liquids in Mexico, the transportation of refined petroleum products and liquefied petroleum gases and related products and related terminaling, storage and other activities, and the gathering, transportation, storage and marketing of crude oil (the "Designated Business"). The Corporation may also pursue other legal businesses beyond the Designated Business, provided that any such other business (i) is approved by the Board pursuant to the Bylaws of the Corporation (the "Bylaws"), and (ii) if Duke Energy Corporation, a North




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Carolina corporation ("Duke"), owns, directly or indirectly, a majority of the
Common Stock or otherwise controls the Corporation, directly or indirectly, is approved by Duke in its sole discretion.

                                   ARTICLE IV
                                  CAPITAL STOCK

                  Section 4.1. Issuance of Shares. The Corporation shall be authorized to issue shares of capital stock, of which ______ shares shall be shares of common stock, $.01 par value ("Common Stock"), and ______ shares shall be shares of preferred stock, $.01 par value ("Preferred Stock").

                  Section 4.2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the voting rights, if any, designations, powers, privileges, preferences and other rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                           (a) the designation of the series, which may be by
distinguishing number, letter or title;

                           (b) the number of shares of the series, which number
the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

                           (c) whether dividends, if any, shall be cumulative or
noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

                           (d) the rate of any dividends (or method of
determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates (or the method for determining the date or dates) upon which such dividends shall be payable;

                           (e) the price or prices (or method of determining
such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;

                           (f) the obligation, if any, of the Corporation to
purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the form of payment of such price or prices (which may be cash, property or rights, including



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securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

                           (g) the amount payable out of the assets of the
Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                           (h) provisions, if any, for the conversion or
exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Corporation, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

                           (i) restrictions on the issuance of shares of the
same series or of any other class or series, if any; and

                           (j) the voting rights, if any, of the holders of
shares of the series.

                  Section 4.3. Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals on which the holders of Common Stock are entitled to vote and the Common Stock shall vote together as a single class. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote for the members of the Board (the "Directors") and for all other purposes. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. The Corporation shall be entitled to treat the Person in which name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                    ARTICLE V
                                    THE BOARD

                  The number, nominations, qualifications, tenure, vacancies and removal of the Directors shall be as set forth in the Bylaws. Except and to the extent that the Bylaws shall so require, the election of the Directors need not be by written ballot.



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                                   ARTICLE VI
                                     BYLAWS

                  In furtherance and not in limitation of the powers conferred by statute, the Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board in accordance with the Bylaws.

                                   ARTICLE VII
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

                  Except as set forth in Article VI, Article X and Article XII hereof, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article XI, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                  ARTICLE VIII
                      STOCKHOLDER ACTION BY WRITTEN CONSENT

                  Prior to the first date (the "Trigger Date") upon which Duke is not the holder of record (directly or through its subsidiaries) of a majority of the outstanding voting stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

                                   ARTICLE IX
                          DELAWARE ANTITAKEOVER STATUTE

                  The provisions of Section 203 of the Delaware General Corporation Law shall not be applicable to the Corporation.

                                    ARTICLE X
                                  ANTI-DILUTION

                  At any time following the initial offering of shares of Common Stock in a transaction registered under the Securities Act of 1933, as amended, if the Corporation offers or issues additional shares of Common Stock or additional shares of any other previously issued and outstanding capital stock in a public offering, then, so long as Duke and Phillips Petroleum Company, a Delaware corporation ("Phillips"), each owns at least 20%, directly or indirectly, of all outstanding Common Stock, then each of Duke and Phillips shall have the opportunity to



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subscribe for and purchase such number of shares of Common Stock or such other capital stock, as the case may be, such that the percentage ownership (direct or indirect) of the total issued and outstanding Common Stock or such other capital stock, as the case may be, of such party following the offering or issuance remains equal to such party's percentage ownership (direct or indirect) of the issued and outstanding Common Stock or such other capital stock, as the case may be, immediately prior to the offering or issuance; provided, however, that neither Duke nor Phillips shall have the right or opportunity hereunder to purchase any additional Common Stock in connection with the issuance by the Corporation of any Common Stock or options, warrants or other similar securities in respect of Common Stock pursuant to a compensation or benefit plan or program for officers or employees of the Corporation that has been approved by the Board in accordance with the Bylaws. So long as Duke and Phillips each owns at least 20%, directly or indirectly, of all outstanding Common Stock, then any proposed amendment to this Article X shall require the consent of Duke and Phillips.

                                   ARTICLE XI
                       LIMITED LIABILITY; INDEMNIFICATION

                  Section 11.1. Limited Liability of Directors. A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if required by the DGCL, as amended from time to time, for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. Neither the amendment nor repeal of this Section 11.1 shall eliminate or reduce the effect of this Section 11.1 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 11.1, would accrue or arise, prior to such amendment or repeal.

                  Section 11.2. Indemnification and Insurance.

                           (a) Right to Indemnification. Each person who was or
is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employment Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith, and



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such indemnification shall continue as to a person who has ceased to be a
Director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section
11.2 shall be a contract right and shall include the right to have the Corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition, any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses incurred by a Director or officer in such person's capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section 11.2 or otherwise. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

                           (b) Right of Claimant to Bring Suit. If a claim under
paragraph (a) of this Section is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the circumstances that the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                           (c) Non-Exclusivity of Rights. The right to
indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 11.2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise. No repeal or



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modification of this Article XI shall in any way diminish or adversely affect the rights of any Director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

                           (d) Insurance. The Corporation may maintain
insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

                           (e) Severability. If any provision or provisions of
this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each such portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

                                   ARTICLE XII
                        BUSINESS OPPORTUNITIES AGREEMENT

                  Section 12.1. Scope of Business of the Corporation and its Subsidiaries. The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter (each, a "Business Activity") in which Duke engages or seeks to engage that does not consist exclusively of the Designated Business.

                  Section 12.2. Corporate Opportunities.

                           (a) In recognition that Duke is currently (at least
indirectly), and in anticipation that Duke will remain, a substantial stockholder of the Corporation, and in anticipation that the Corporation and Duke may engage in the same or similar activities or lines of business and have an interest in the same or similar areas of business, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Duke (including services of employees, officers and directors of Duke as Directors and officers of the Corporation), the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Duke and its employees, officers and directors, and the powers, rights, duties, liabilities, interests and expectancies of the Corporation in connection therewith.

                           (b) Duke shall have the right to engage (and shall
have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have any interest or expectancy, and hereby renounces any interest or expectancy, in any Business Activity, provided that such Business Activity is conducted by Duke in accordance with the standards set forth in Section 12.3 hereof.



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Neither Duke nor any employee, officer, director or agent thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty by reason of any such Business Activity of Duke or of such person's participation therein. In the event that Duke acquires knowledge of a potential Business Activity, unless such Business Activity is pursued in violation of the standards set forth in Section 12.3 hereof, Duke shall have no duty to communicate or offer to the Corporation the opportunity to participate in such Business Activity and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Duke conducts, pursues or acquires such Business Activity for itself, directs such Business Activity to another Person or does not communicate information regarding such Business Activity to the Corporation, and no officer, director, employee or other agent of Duke who serves as a Director or officer of the Corporation or of any subsidiary of the Corporation shall have any duty to communicate or offer the opportunity to participate in such Business Activity to the Corporation or any liability to the Corporation or its stockholders for breach of any fiduciary duty as a Director or officer of the Corporation by reason of the fact that Duke conducts, pursues or acquires such Business Activity for itself, directs such Business Activity to another Person or does not communicate information regarding such Business Activity to the Corporation.

                  Section 12.3. Standards for Separate Conduct of Business. In the event that Duke or any Director or officer of the Corporation who is also a director, officer, employee or agent of Duke acquires knowledge of a potential Business Activity, Duke, or any such person on behalf of Duke, may pursue such Business Activity, and such pursuit shall be in accordance with the standards set forth in this Section 12.3, if (i) such knowledge was acquired by Duke or any such person other than through disclosure of information by or on behalf of a Director, officer, employee or agent of the Corporation in or during the course of such person's relationship with the Corporation and other than solely in, and as a direct result of, such person's service as a Director or officer of the Corporation (it being understood that if the opportunity to pursue such Business Activity is separately identified by Duke or one of its officers, directors, employees or agents or separately presented to Duke or one of its officers, directors, employees or agents, Duke, or any such officer, director, employee or agent on behalf of Duke, shall be free to pursue such opportunity even if it also came to the attention of another officer, director, employee or agent of Duke as a result of and in his or her capacity as a Director or officer of the Corporation), and (ii) such Business Activity is developed and pursued solely through the use of personnel and assets of Duke (including such person in his or her capacity as a director, officer, employee or agent of Duke). The Corporation shall renounce any interest or expectancy in any Business Activity that is conducted by Duke or its officers, directors, employees or agents on behalf of Duke in accordance with the foregoing standards. Nothing in this
Article XII shall allow any Director designated by Duke to pursue a Business Activity in the Designated Business solely for his or her personal benefit (as opposed to for the benefit of Duke).

                  Section 12.4. Consent. Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to these provisions.



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                  Section 12.5. Interpretation.

                           (a) For purposes of this Article XII, "Duke" shall
include all Subsidiaries and Affiliates of Duke Energy Corporation (other than the Corporation and its Subsidiaries).

                           (b) As used in this Article XII, the following
definitions shall apply:

                                    (i) "Affiliate" shall mean, with respect to
any Person, a Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

                                    (ii) "Control" shall mean the possession,
directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of both of the following: (A)(1) in the case of a corporation, more than 25% of the direct or indirect economic interest in the outstanding equity securities thereof; (2) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 25% of the distributions therefrom (including liquidating distributions); (3) in the case of a trust or estate, including a business trust, more than 25% of the beneficial interest therein; and (4) in the case of any other entity, more than 25% of the economic or beneficial interest therein; and (B) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

                                    (iii) "Governmental Entity" shall mean any
federal, state, political subdivision or other governmental agency or instrumentality, foreign or domestic.

                                    (iv) "Person" shall mean any individual,
partnership, limited liability company, firm, corporation, association, joint venture, trust or other entity or any Governmental Entity.

                                    (v) "Subsidiary" shall mean, when used with
respect to any Person, any Affiliate of such Person that is Controlled by such Person.

                  Section 12.6. Amendment. Any proposed amendment to Article III or this Article XII shall require, in addition to the consent of Duke, the approval of at least a majority of the Directors who are not officers, directors or employees of Duke and who are otherwise disinterested or of a committee of the Board consisting exclusively of Directors who are not officers, directors or employees of Duke and who are otherwise disinterested.

                  Section 12.7. Term. The provisions of this Article XII shall terminate at such time as Duke no longer owns, directly or indirectly, a majority of the Common Stock and no longer otherwise controls the Corporation, directly or indirectly.



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                  IN WITNESS WHEREOF, Duke Energy Field Services Corporation has
caused this Amended and Restated Certificate of Incorporation to be signed by its President this ___ day of ___________, 2000.


                                   -------------------------------
                                   J. W. Mogg
                                   President




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